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                                                                     EXHIBIT 5.1





                                 March 3, 1997


Telesend, Inc.
21040 Homestead Road
Suite 205
Cupertino, CA  95104


Ladies and Gentlemen:

         We have acted as counsel for Cisco Systems, Inc., a California corporation ("Acquiror"), in connection with the merger (the "Merger") of Telesend, Inc., a California corporation ("Target"), with and into Acquiror pursuant to the Agreement and Plan of Reorganization by and between Acquiror and Target, dated as of February 18, 1997 (the "Reorganization Agreement"), and the Agreement of Merger between Acquiror and Target, dated as of March 3, 1997 (the "Merger Agreement"). This opinion is rendered to you pursuant to Section 6.2(c) of the Reorganization Agreement. Capitalized terms used herein and not otherwise defined shall have the same meaning given to such terms in the Reorganization Agreement.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates, including certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion, including the Restated Articles of Incorporation, as amended, and the Amended and Restated Bylaws of Acquiror and the records of the Board of Directors of Acquiror relating to the Merger. In addition, in connection with the Merger, we have reviewed the Reorganization Agreement, the Merger Agreement and the Affiliate and Shareholder Agreements.

         In such examination and review we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies; and that there are no extrinsic agreements or understandings among the parties to the Reorganization Agreement and the Merger Agreement that would modify or interpret the terms of the Reorganization Agreement and the Merger Agreement or the respective rights or obligations of the parties thereunder. As to any facts material to the opinions hereinafter expressed which
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Telesend, Inc.                                                   March 3, 1997
                                                                        Page 2




we did not independently establish or verify, we have relied without investigation upon certificates, statements and representations of representatives of Acquiror. During the course of our discussion with such officers and representatives and our review of the documents described above in connection with the preparation of these opinions, no facts were disclosed to us that caused us to conclude that any such certificate, statement or representation is untrue. In making our examination of the documents executed by entities other than Acquiror, we have assumed that each such other entity had the power to enter into and perform all its obligations thereunder and the due authorization, execution and delivery of such documents by each such entity.

         The opinions hereinafter expressed are qualified to the extent that
(a) the validity or enforceability of any of the agreements, documents or obligations referred to herein may be subject to or affected by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally, and (b) the enforceability of such agreements, documents or obligations may be limited by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and public policy, whether applied by a court of law or equity. We do not express any opinion herein as to the availability of any equitable or other specific remedy upon breach of any of the agreements, documents or obligations referred to herein. We render or imply no opinion with respect to compliance with applicable anti-fraud statutes, rules or regulations of applicable state or federal law.

         Based upon and subject to the foregoing, and subject to the further assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that:

         1. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has the corporate power and authority to own, operate and lease its properties and carry on its business as now conducted;

         2. The authorized capital stock of Acquiror consists of 1,200,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, no par value. At the close of business on February 28, 1997, no shares of Preferred Stock were issued and outstanding. At the close of business on February 28, 1997, 663,422,773 shares of Common Stock were issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and nonassessable. On the close of business on February 28, 1997, 77,424,135 shares of Common Stock were subject to issuance upon exercise of outstanding options;
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Telesend, Inc.                                                   March 3, 1997
                                                                        Page 3




         3. Acquiror has full corporate power and authority to execute, deliver, and perform its obligations under the Reorganization Agreement and the Merger Agreement; Acquiror has taken all requisite corporate action to approve and adopt the Reorganization Agreement and the Merger Agreement and to approve and to authorize the carrying out of the transactions contemplated thereunder; and the Reorganization Agreement and the Merger Agreement have been duly executed and delivered by Acquiror and constitute legal, valid and binding obligations of Acquiror; provided that enforceability of the indemnity obligations contained in such agreements may be limited by public policy;

         4. The approval of the shareholders of Acquiror is not required for the consummation of the transactions contemplated by the Reorganization Agreement and the Merger Agreement; the shares of Acquiror Common Stock to be delivered in exchange for shares of Target Common Stock will, when issued as contemplated by the Reorganization Agreement and the Merger Agreement, be validly issued, fully paid and nonassessable; and a sufficient number of shares of Acquiror Common Stock have been duly and validly reserved for issuance upon exercise of Target Options being assumed by Acquiror pursuant to section 1.5 of the Reorganization Agreement and such reserved shares, when issued in accordance with the terms of such options, will be validly issued, fully paid and nonassessable;

         5. The execution, delivery and performance of the Reorganization Agreement by Acquiror, the execution and delivery of the Merger Agreement by Acquiror and the carrying out of the transactions contemplated by the Reorganization Agreement and by the Merger Agreement to be carried out by Acquiror did not and will not conflict with or constitute a violation under the charter documents of Acquiror;

         6. To our knowledge, no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation is pending or threatened to which Acquiror or any of their assets or properties is a party which seeks to prohibit, restrain or enjoin the transactions contemplated by the Reorganization Agreement or the Merger Agreement; and

         7. There is no consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or other governmental body (either foreign or domestic) required by Acquiror or with respect to its assets or properties or otherwise for the consummation of the transactions contemplated by the Reorganization Agreement and the Merger Agreement that has not been obtained, except for (i) such consents, approvals, authorizations, registration or
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Telesend, Inc.                                                   March 3, 1997
                                                                        Page 4




qualifications as may be required under state securities or Blue Sky laws in connection with the offer, sale and registration of Acquiror Common Stock pursuant to the Merger, (ii) acceptance for filing of the Merger Agreement together with any appropriate tax clearance certificate by the California Secretary of State, (iii) the filing by Acquiror with the Securities and Exchange Commission (the "SEC") of a Registration Statement on Form S-3 (the "S-3") covering the shares of Acquiror common stock issued to the former shareholders of Target and the declaration of effectiveness by the SEC with respect to such S-3, and (iv) the filing by Acquiror with the SEC of a Registration Statement on Form S-8 (the "S-8") covering the outstanding options of Target that are being assumed by Acquiror and the declaration of effectiveness by the SEC with respect to such S-8. Our opinion herein, however, is subject to the timely and proper completion of all filings and other actions contemplated above in this paragraph 7, where such filings and actions are to be undertaken on or after the date hereof.

         Whenever our opinion herein with respect to the existence or absence of facts is indicated to be based upon our knowledge, such expression means that in the course of our representation of Acquiror in connection with the Merger nothing has come to our attention that would give us actual knowledge of the existence or absence of such facts. We have undertaken no independent factual investigation to determine the existence or absence of such facts.

         With respect to the opinions set forth in the third and fourth sentences of paragraph (2) as to the number of issued and outstanding shares of Common Stock and that such shares have been validly issued and are fully paid and nonassessable, and as to the number of shares of Common Stock subject to outstanding options, we have: (i) relied, without independent verification, on a certificate of the transfer agent and registrar of Acquiror ("Transfer Agent") dated as of March 3, 1997 as to the matters set forth therein, (ii) relied, without independent verification, on a certificate of an officer of Acquiror, dated as of March 3, 1997 with respect to certain of the factual matters set forth therein and (iii) reviewed procedures used by Acquiror and the Transfer Agent when issuing or authorizing the issuance of shares. We note, however, that we have not (x) reviewed Acquiror's stock records, (y) verified procedures used by or obtained records from Acquiror's Transfer Agent or (z) independently verified that each issued and outstanding share of Common Stock has been fully paid.

         This opinion relates solely to the laws of the State of California and applicable federal laws of the United States, and we express no opinion with respect to the effect or applicability of the laws of other jurisdictions.
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Telesend, Inc.                                                   March 3, 1997
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         The opinions expressed herein are solely for your benefit in connection with the above transactions and may not be relied upon in any manner or for any purpose by any other person.

                                        Sincerely,



                                        BROBECK, PHLEGER & HARRISON LLP
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Telesend, Inc.                                                   March 3, 1997
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DOC #: 212031
REVIEW PARTNER:  JPH